Exhibit 10.15

Master Manufacturing Services Agreement

EXECUTION COPY

Master Manufacturing Services Agreement

1st July, 2016

Master Manufacturing Services Agreement

Table of Contents

ARTICLE 1		4
STRUCTURE OF AGREEMENT AND INTERPRETATION		4
1.1	Master Agreement	4
1.2	Product Agreements	4
1.3	Definitions	4
1.4	Currency	12
1.5	Sections and Headings	12
1.6	Singular Terms	12
1.7	Appendix 1, Schedules and Exhibits	12
PATHEON’S MANUFACTURING SERVICES		13
2.1	Manufacturing Services	13
2.2	Active Material Yield	16
ARTICLE 3		18
CLIENT’S OBLIGATIONS		18
3.1	Payment	18
3.2	Active Materials and Qualification of Additional Sources of Supply	18
ARTICLE 4		19
CONVERSION FEES AND COMPONENT COSTS		19
4.1	First Year Pricing	19
4.2	Price Adjustments — Subsequent Years’ Pricing	19
4.3	Price Adjustments — Current Year Pricing	21
4.4	Adjustments Due to Technical Changes or Regulatory Authority Requirements	22
4.5	Multi-Country Packaging Requirements	22
4.6	Overall Adjustments	22
ARTICLE 5		23
ORDERS, SHIPMENT, INVOICING, PAYMENT		23
5.1	Orders and Forecasts	23
5.2	Reliance by Patheon	23
5.3	Minimum Orders	25
5.4	Delivery and Shipping	25
5.5	Invoices and Payment	25
5.6	Currency Conversion	26

Master Manufacturing Services Agreement

ARTICLE 6		26
PRODUCT CLAIMS AND RECALLS		26
6.1	Product Claims	26
6.2	Product Recalls and Returns	27
6.3	Patheon’s Responsibility for Defective and Recalled Products	27
6.4	Disposition of Defective or Recalled Products	29
6.5	Healthcare Provider or Patient Questions and Complaints	29
6.6	Sole Remedy	29
ARTICLE 7		29
CO-OPERATION		29
7.1	Quarterly Review	29
7.2	Governmental Agencies	29
7.3	Records and Accounting by Patheon	30
7.4	Inspection	30
7.5	Access	30
7.6	Notification of Regulatory Inspections	30
7.7	Reports	31
7.8	Regulatory Filings	31
ARTICLE 8		32
TERM AND TERMINATION		32
8.1	Initial Term	32
8.2	Termination for Cause	33
8.3	Obligations on Termination	34
ARTICLE 9		36
REPRESENTATIONS, WARRANTIES AND COVENANTS		36
9.1	Authority	36
9.2	Client Warranties	36
9.3	Patheon Warranties	37
9.4	Permits	37
9.5	No Warranty	38
ARTICLE 10		38
REMEDIES AND INDEMNITIES		38
10.1	Consequential and Other Damages	38
10.2	Limitation of Liability	38
10.3	Patheon Indemnity	39
10.4	Client Indemnity	39
10.5	Reasonable Allocation of Risk	39

Master Manufacturing Services Agreement

ARTICLE 11		40
CONFIDENTIALITY		40
11.1	Confidential Information	40
11.2	Use of Confidential Information	40
11.3	Exclusions	40
11.4	Photographs and Recordings	42
11.5	Permitted Disclosure	42
11.6	Marking	42
11.7	Return of Confidential Information	42
11.8	Remedies	42
ARTICLE 12		42
DISPUTE RESOLUTION		42
12.1	Commercial Disputes	42
12.2	Technical Dispute Resolution	43
ARTICLE 13		43
MISCELLANEOUS		43
13.1	Inventions	43
13.2	Intellectual Property	44
13.3	Insurance	44
13.4	Independent Contractors	44
13.5	No Waiver	44
13.6	Assignment and Subcontracting	44
13.7	Force Majeure	45
13.8	Additional Product	46
13.9	Notices	46
13.10	Severability	47
13.11	Entire Agreement, variation and delay	47
13.12	Other Terms	47
13.13	No Third Party Benefit or Right	47
13.14	Execution in Counterparts	48
13.15	Use of Client Name	48
13.16	Taxes	48
13.17	Costs	49
13.18	Interest	49
13.19	Governing Law	49

Master Manufacturing Services Agreement

MASTER MANUFACTURING SERVICES AGREEMENT

THIS MASTER MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is made as of 1st July 2016 (the “Effective Date”)

BETWEEN:

PATHEON UK LIMITED,

a corporation with company number 03764421 existing under the laws of

England

of Kingfisher Drive, Covingham, Swindon, SN3 5BZ

(“Patheon”),

- and -

MELINTA THERAPEUTICS, INC.,

a corporation existing under the laws of Connecticut

of 300 George Street, Suite 301, New Haven, CT 06511-6663, USA

(“Client”).

each a “party” and together the “parties”.

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

STRUCTURE OF AGREEMENT AND INTERPRETATION

1.1	Master Agreement.

This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon may perform Manufacturing Services for Client or any Affiliate of Client, at the Manufacturing Site where the Affiliate of Patheon resides. This “master” form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the Manufacture of multiple Products through Patheon’s global network of Manufacturing Sites through the issuance of site specific Product Agreements without having to re-negotiate the basic terms and conditions contained herein.

1.2	Product Agreements.

This Agreement is structured so that a Product Agreement may be entered into by the parties for the Manufacture of a particular Product or multiple Products at a Patheon Manufacturing Site. Each Product Agreement will be governed by the terms and conditions of this Agreement unless the parties to the Product Agreement expressly modify the terms and conditions of this Agreement in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be in the general form and contain the information set forth in Appendix 1 hereto, save that, in the event that it is not possible to enter into a Product Agreement for a particular Territory in the form set forth in Appendix 1 due to the

Master Manufacturing Services Agreement

requirements of Applicable Law or a Regulatory Authority or a local customs office, the parties shall use Commercially Reasonable Endeavours to ensure that the Product Agreement entered into for that Territory adheres as closely as possible to that set forth in Appendix 1 and gives effect to the transactions contemplated by this Agreement.

1.3	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

“Active Materials” or “API” means the active pharmaceutical ingredients, as well as other excipients or substances (if any), as listed in the Product Agreement on Schedule D;

“Active Materials Credit Value” means the value of the Active Materials for certain purposes of this Agreement, as set forth in a Product Agreement on Schedule D;

“Actual Annual Yield” or “AAY” has the meaning specified in Section 2.2(a);

“Actual Yearly Volume” or “AYV” has the meaning specified in Section 4.2.1;

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;

For this definition, “control” means the ownership of shares carrying at least a majority of the votes for the election of the directors of a corporation;

“Annual Product Review Report” means the annual product review report prepared by Patheon or an Affiliate of Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e), or any other equivalent report, record, register or publication required to be prepared by Patheon by a Regulatory Authority as set forth in the relevant Product Agreement;

“Annual Report” means the annual report to the FDA which is required to be prepared and filed by Client regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2), or any other equivalent report, record, register or publication regarding the Product required to be filed by Client by a Regulatory Authority as set forth in the relevant Product Agreement;

“Annual Volume” means the minimum volume of Product to be Manufactured by Patheon or its Affiliates in any Year of this Agreement as set forth in Schedule B;

Master Manufacturing Services Agreement

“ANVISA” means the national health surveillance agency of Brazil responsible for the regulation and approval of pharmaceutical drugs, sanitary standards and regulation of the food industry in that country;

“Applicable Laws” means (i) for Patheon, in respect of the Manufacture of Products Manufactured at the Manufacturing Sites, the Applicable Laws shall be the Laws of the jurisdiction where the Manufacturing Site is located or such other Laws as are set out in the Product Agreement from time to time, or as are agreed in writing by the parties; and (ii) for Client in respect of the sale, marketing and distribution of the Products, the Applicable Laws shall be the Laws in all jurisdictions where the Products are distributed, sold and marketed or such other Laws as are set out in the Product Agreement from time to time, or as are agreed in writing by the parties;

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;

“Bill Back Items” means the expenses for all third party supplier fees for the purchase or use of columns, standards, tooling, non-standard pallets, PAPR or PPE suits (where applicable), contracted testing services and other project-specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components;

“Breach Notice” has the meaning specified in Section 8.2(a);

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the United Kingdom, Italy or the USA;

“Capital Equipment Agreement” means a separate agreement that the parties may enter into that will address responsibility for the purchase of capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;

“Certificate of Analysis” means a certificate that meets all applicable requirements of cGMP and the applicable Quality Agreement and is signed by a qualified person pursuant to the Quality Agreement confirming that the Products to which it relates meet the applicable Specifications.

“cGMPs” means, as applicable, all current good Manufacturing practices and standards relating to the manufacture of chemicals, intermediates, bulk products and finished pharmaceutical or biologic products for human use (as appropriate) as required by:

(a)	Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations;

(b)	EC Directive 2003/94/EC together with guidance in Volume 4 (“Guidelines for good manufacturing practices for medicinal products for human and veterinary use”) of the “Rules Governing Medicinal Products in the European Union) (as the same may be amended from time to time);

(c)	Division 2 of Part C of the Food and Drug Regulations (Canada);

(d)	Law 9782 of 26th January 1999 and subsequent resolutions. (Brazil); and

(e)	The equivalent Law in any other relevant country,

Master Manufacturing Services Agreement

together with the latest Health Canada, FDA and EMA guidance documents pertaining to Manufacturing and quality control practice, all as updated, amended and revised from time to time and, in each case, as applicable to the relevant Manufacturing Site or the Product or both in accordance with the relevant Product Agreement;

“Client Intellectual Property” means Intellectual Property generated or derived by Client or its Affiliates before entering into this Agreement, or by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to, or dependent upon, Client’s Active Material or Product;

“Client Property” has the meaning specified in Section 8.3(a)(vi);

“Client-Supplied Components” means those Components to be supplied by Client or that have been supplied by Client;

“Commercially Reasonable Endeavours” means, with respect to the endeavours (including financial spend) to be expended by a Party to achieve any objective, all reasonable, diligent commercial efforts to accomplish such objective that a person with operations of a similar scale and standing in the pharmaceutical industry would normally use when conducting an on-going business for its own benefit to accomplish a similar objective under similar circumstances;

“Components” means, collectively, all packaging components, raw materials, ingredients, tangible biological materials, cells, reference standards, assays and media, intermediates, excipients, processing aids and other materials (including labels, product inserts and other labelling for the Products) required to Manufacture the Products in accordance with the Specifications, other than any Active Materials;

“Confidential Information” has the meaning specified in Section 11.1;

“Conforming Product” means Product that complies in all respects, at the time of Delivery to the Client in accordance with this Agreement with the applicable Specifications; cGMPs; Firm Order(s); Manufacturing Licences; Marketing Authorisations or INDs, the quality requirements set out in the Quality Agreement; Applicable Laws, and all other representations and warranties regarding the Product and the Manufacturing Services in this Agreement;

“Conversion Fee” means the Price for performing the Manufacturing Services excluding the cost of Components (including any Client Supplied Components) and the cost of Active Materials;

“CTD” has the meaning specified in Section 7.8(c);

“C-TPAT” has the meaning specified in Section 2.1(f);

“Defective Product” means Product that is not Conforming Product.

“Deficient” or “Defective” means with respect to a Product, that such Product did not, at the time of Delivery, meet the quality requirements set out in this Agreement, the Quality Agreement, the Specifications, the cGMPs or Applicable Laws, and “Defect” shall be construed accordingly.

Master Manufacturing Services Agreement

“Deficiencies” have the meaning specified in Section 7.8(d);

“Deficiency Notice” has the meaning specified in Section 6.1(a);

“Delivery Terms” means (i) in respect of Active Materials and any other Client-Supplied Components Delivered by or on behalf of Client to Patheon’s Manufacturing Site, DDP (Manufacturing Site) Incoterms 2010; and (ii) in respect of each Product, EXW (Manufacturing Site) Incoterms 2010 or such other delivery terms as are set out with respect to such Product in a Product Agreement or as the parties may otherwise agree from time to time, and “Deliver”, “Delivery” and “Delivered” shall be construed accordingly as applicable.

“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(d);

“Disclosing Party” has the meaning specified in Section 11.1;

“EMA” means the European Medicines Agency, or any successor agency thereto;

“FDA” means the United States Food and Drug Administration, or any successor agency thereto;

“Firm Orders” have the meaning specified in Section 5.1(c);

“Force Majeure Event” has the meaning specified in Section 13.7;

“GST” has the meaning specified in Section 13.16(a)(iii);

“Health Canada” means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Initial Product Term” has the meaning specified in Section 8.1(b);

“Initial Term” has the meaning specified in Section 8.1(a);

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how whether registered or unregistered and all rights or forms of protection, anywhere in the world, having equivalent or similar effect to such rights;

“Invention” means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means all inventories of Components and work-in-process produced or held by Patheon for the Manufacture of the Products but, for greater certainty, does not include the Active Materials;

“Laws” means to the extent applicable to the parties or their activities under this Agreement, any supra-national, European Union, federal, national, state, municipal or local statute, law,

Master Manufacturing Services Agreement

ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree, or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Regulatory Authority, any applicable codes of conduct, or any rule or requirement of cGMP, each as may be amended from time to time;

“LIBOR” means the London interbank offered rate, being the interest rate offered in the London inter-bank market for three month US dollar deposits.

“Long Term Forecast” has the meaning specified in Section 5.1(a);

“Marketing Authorisation(s)” means, in respect of a Product, such marketing authorisation, approval, licence, registration or other authorisations issued by a Regulatory Authority from time to time in connection with the placing of that Product on the market in the relevant Territory (or, as applicable, a finished product manufactured using that Product), and “Marketing Authorisation” shall be construed accordingly;

“Manufacturing Licence(s)” means any certificates, permits, licences and approvals issued by any relevant Regulatory Authority in connection with the Manufacturing Services by or on behalf of Patheon or its Affiliates at the Manufacturing Sites;

“Manufacturing Services”, Manufacture” or “Manufacturing” means the manufacturing, planning, purchasing, processing, quality control, quality assurance, stability testing, and testing, compounding, holding, packaging, storing, waste disposal, releasing and sample retention and related services, as set forth in this Agreement, required to Manufacture Product or Products using the Active Materials, Components, and Bill Back Items;

“Manufacturing Site(s)” means the facility (or facilities, as applicable) owned and operated by Patheon or an Affiliate of Patheon where the Manufacturing Services will be performed as identified in a Product Agreement;

“Materials” means Components and Bill Back Items to the extent required to Manufacture the Products in accordance with the Specifications, other than the Active Materials;

“Maximum Credit Value” means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth in a Product Agreement on Schedule D;

“Minimum Order Quantity” means the minimum number of batches of a Product to be produced during the same cycle of Manufacturing as set forth in a Product Agreement on Schedule B;

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon Competitor” means a business that derives greater than 50% of its revenues from performing contract pharmaceutical development or commercial Manufacturing services for third parties which activity is the primary focus of their business;

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business to the extent such Intellectual Property is not specific to, or dependent upon, Client’s Active Material or

Master Manufacturing Services Agreement

Product including, without limitation, Inventions and Intellectual Property which may apply to Manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific requirements of the Product(s);

“Price” means the fees to be charged by Patheon for performing the Manufacturing Services, and includes the cost of Components (other than Client-Supplied Components and Active Materials), certain cost items as set forth in a Product Agreement on Schedule B, and annual stability testing fees as set forth in a Product Agreement on Schedule C;

“Product(s)” means the product(s) listed in a Product Agreement on Schedule A;

“Product Agreement” means the agreement between Patheon and Client issued under this Agreement in the form set forth in Appendix 1 (including Schedules A to D) under which Patheon will perform Manufacturing Services at a particular Manufacturing Site;

“Product Claims” have the meaning specified in Section 6.3(c);

“Quality Agreement” means the agreement between the parties entering into a Product Agreement, or between the applicable Affiliate of Patheon and Client if the Manufacturing Services are subcontracted to such Affiliate by Patheon, that sets out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Approval” means any certificates, permits, licences, registrations or approvals issued by any Regulatory Authority from time to time in respect of the Products including but not limited to licences and approvals for the Manufacture by or on behalf of Patheon at the Manufacturing Sites and for the marketing and sale of the Product in the relevant jurisdictions;

“Regulatory Authority” means any supra-national, European Union, federal, national, state, county, municipal or other governmental, regulatory or administrative agency, authority or other body or any court, arbitral or tribunal with competent jurisdiction, including any responsible for approving, licensing or monitoring the Manufacture, development, marketing, distribution or sale of the Products, including (as applicable), the FDA, EMA, and Health Canada and any other regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Products in the Territory and any successor agency thereto;

“Remediation Period” has the meaning specified in Section 8.2(a);

“Representatives” means a party’s or its Affiliate’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners, professional advisors, or representatives;

“Resident Jurisdiction” has the meaning specified in Section 13.16(a)(i);

“Shortfall” has the meaning specified in Section 2.2(b);

Master Manufacturing Services Agreement

“Specifications” means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in a Product Agreement on Schedule A and which contains documents relating to each Product, including, without limitation:

(a)	specifications for Active Materials and Components;

(b)	Manufacturing specifications, directions, and process instructions (including Patheon’s standard operating processes and procedures for manufacturing);

(c)	storage requirements;

(d)	all environmental, health and safety information for each Product including material safety data sheets; and

(e)	the finished Product specifications, packaging specifications and shipping requirements for each Product;

all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement, the Quality Agreement, and the terms of any Regulatory Approvals, including any Manufacturing Licence and any Marketing Authorisation;

“Surplus” has the meaning specified in Section 2.2(c);

“Target Yield” has the meaning specified in Section 2.2(a);

“Target Yield Determination Batches” has the meaning specified in Section 2.2(a);

“Tax” or “Taxes” have the meaning specified in Section 13.16(a);

“Technical Dispute” has the meaning specified in Section 12.2;

“Term” means (i) in respect of this Agreement means the Initial Term and, if applicable, any Continuation Term of this Agreement and (ii) in respect of a Product Agreement means the Initial Product Term and, if applicable any Continuation Product Term;

“Territory” means United States of America and Brazil on the Effective Date and the geographic area described in each Product Agreement from time to time where Products Manufactured by Patheon will be distributed by Client or its designee;

“Third Party Rights” means the Intellectual Property of any third party;

“VAT” has the meaning specified in Section 13.16(d);

“Year” means in the first year of this Agreement or in the first year of a Product Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year.

“Yearly Forecast Volume” or “YFV” has the meaning specified in Section 4.2.1; and

“Zero Forecast Period” has the meaning specified in Section 5.1(f).

Master Manufacturing Services Agreement

1.4	Currency.

Unless otherwise agreed in a Product Agreement, all monetary amounts expressed in this Agreement are in EUROS.

1.5	Sections and Headings.

The division of this Agreement into Articles, Sections, Subsections, an Appendix, Schedules and Exhibits and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, Appendix, Schedule or Exhibit refers to the specified Section, Appendix, Schedule or Exhibit to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix, Schedule or Exhibit of this Agreement.

1.6	Singular Terms.

Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

1.7	Appendix 1, Schedules and Exhibits.

Appendix 1 (including the Schedules thereto) and the following Exhibits are attached to, incorporated in, and form part of this Agreement:

Appendix 1 — Form of Product Agreement (Including Schedules A to D)

Exhibit A — Technical Dispute Resolution

Exhibit B — Quarterly Active Materials Inventory Report

Exhibit C — Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield

Master Manufacturing Services Agreement

PATHEON’S MANUFACTURING SERVICES

2.1	Manufacturing Services.

From the date of this Agreement Patheon will perform (or procure the performance of, through its Affiliates) the Manufacturing Services to Manufacture the Products for Client for the Territory in each case for the Price. Schedule B to a Product Agreement sets forth a list of cost items that are included in the Price for Products; all cost items that are not included in the Price may comprise additional fees to be paid by Client to the extent the same have been agreed between the parties prior to them being invoiced by Patheon from time to time. Patheon may amend the fees and cost items that are included or excluded in the Price set out in Schedules B and C to a Product Agreement solely as set forth in Article 4.

in performing the Manufacturing Services, Patheon and Client agree that:

(a)	Conversion of Active Materials and Components. Patheon will process and Manufacture Active Materials and Components into Product.

(b)	Quality Control and Quality Assurance. The parties will enter into the Quality Agreement. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Client will be the responsibility of Patheon’s quality assurance group. Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures which will comply with Applicable Laws, the Quality Agreement and any other agreed Delivery documentation as set forth in the relevant Product Agreement (which shall include any documentation required by Applicable Law, the minimum shelf life and expiration requirements for the Products referred to in Section 2.1(l) and, where applicable, the relevant batch record). Each time Patheon ships Products to Client, it will give Client a Certificate of Analysis and certificate of compliance including a statement that the batch has been Manufactured and tested in accordance with Specifications and cGMPs. Client will have sole responsibility for the release of Products to the market provided that Patheon shall cooperate with Client (or its Affiliates) in respect of any questions raised or clarifications or further information reasonably requested by the Client as a consequence of its review of the release documentation supplied by Patheon. Client shall notify Patheon if it considers that any Products were not released in accordance with Patheon’s standard operating procedures at the time of Manufacture and the parties will engage in good faith discussions in respect of such issues. The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. All Product related information and Intellectual Property contained in those batch documents is Client property. Patheon will provide one copy of such information to Client from time to time at Client’s request, any additional copies may be charged to Client at a fee to be mutually agreed between the parties from time to time.

(c)	Components. Patheon will purchase and test all Components (with the exception of Client-Supplied Components) at Patheon’s expense and as required by the Specifications.

(d)	Stability Testing. Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time

Master Manufacturing Services Agreement

periods set out in Schedule C to a Product Agreement. Patheon will not make any changes to these testing protocols without prior written approval from Client. If a confirmed stability test failure occurs, Patheon will notify Client within one Business Day, after which Patheon and Client will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party, in accordance with this Agreement, will bear the cost of the investigation. Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services in accordance with the Specifications, Applicable Laws, the Quality Agreement and cGMPs. Patheon will give Client all stability test data and results at Client’s request.

(e)	Packaging and Artwork. Patheon will package the Products in accordance with the Specifications. Client will be responsible for the cost of artwork development. Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped. The batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by Client to all applicable Regulatory Authorities and other third parties responsible for the approval of the Products. Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4 unless labelling obsolescence is due to Patheon requested amendments to the Specifications, the Quality Agreement or the Manufacturing Site, or Patheon’s failure to provide the Manufacturing Services in accordance with this Agreement, in which case Patheon will be responsible for the cost of labeling obsolescence. Both parties will work in good faith to minimize the cost of obsolescence. Patheon’s name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon and Client consent in writing to the use of its name. To the extent not previously provided, at least 120 days prior to the Delivery Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon, final camera ready artwork for all packaging Components to be used in the Manufacture of the Product that meet the Specifications; however, in the event that any new or modified artwork is urgently required by a Regulatory Authority or at initial Product launch, the parties will work together in good faith to have camera ready artworks procured within the said target of 120 days, but it is hereby understood that (i) this may not be achievable due to factors outside either party’s control and (ii) Patheon may delay the shipment of Product by the same number of days as equate to the delay in receipt of the new Packaging Components, to the extent the same are due to the said changes in artwork and bona fide commercial constraints imposed by its third party print supply vendor, provided in each case that it gives advance written notice to Client. For the avoidance of doubt, the parties acknowledge and agree that Client will be responsible for complying with any and all regulatory requirements for the labelling of the Product.

(f)	Active Materials and Client-Supplied Components. At least 45 days before the scheduled production date as set out in Section 5.1(c) or agreed in writing in advance by the parties, Client will Deliver the Active Materials and any other Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010), at no cost to Patheon, with any VAT paid by Client or Client’s designate (e.g. courier), in sufficient quantity to enable Patheon to Manufacture the desired quantities of Product and to ship Product on the Delivery Date. If the Active Materials and/or Client-Supplied Components are not received 45 days before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials and/or Client-Supplied Components. But if Patheon is unable to Manufacture Product to meet this new

Master Manufacturing Services Agreement

shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as agreed to by the parties. All shipments of Active Material will be accompanied by Certificate(s) of Analysis from the Active Material Manufacturer or Client, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications. For Active Materials or Client-Supplied Components which may be subject to import or export, Client agrees that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism (“C-TPAT”) and any equivalent requirements in applicable jurisdictions.

(g)	Bill Back Items. Bill Back Items set out in Schedule B (or as further agreed in writing by the parties from time to time) and acquired by Patheon pursuant to the Specifications will be charged to Client at Patheon’s cost (provided that that this cost shall exclude any profit made by Patheon or any of its Affiliates through the application of transfer pricing) plus a 10% handling fee.

(h)	Manufacturing Site:

Patheon shall, or shall procure that its Affiliates shall, make available to Client and its Affiliates sufficient capacity for each Product at the relevant Manufacturing Site as is necessary to enable Patheon to Manufacture and supply the binding Yearly Forecast Volumes, as agreed between the parties pursuant to Section 4.2.1.

Patheon may change the Manufacturing Site for the Products, provided that any change is approved in writing in advance by Client and is in compliance with Applicable Law and any applicable change control provisions in the Quality Agreement, including any requirement for the new Manufacturing Site to have Regulatory Approval. Client shall have the right to withhold their approval where it is acting reasonably and in good faith.

Client may request a reasonable change to the Manufacturing Site for the Products at any time and Patheon shall use Commercially Reasonable Endeavours to accommodate such a request within such reasonable time frame as is agreed between the parties.

In the event of a change of Manufacturing Site, the costs of such a change shall be borne according to the allocation agreed in good faith by the parties in respect thereof in accordance with the agreed allocation principles set out in the relevant Product Agreement from time to time.

(i)	Validation Activities (if applicable). Patheon may assist in the development and approval of the validation protocols for analytical methods and Manufacturing procedures (including packaging procedures) for the Products. The fees for this service are not included in the Price and will be agreed in advance by the parties and set out separately in Schedule C to a Product Agreement.

(j)

Additional Services. If Client requests services other than those expressly set forth herein or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), Patheon will provide a good faith and reasonable written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be set forth in a separate agreement signed by the parties. The terms and conditions of this Agreement will apply to these services. Patheon

Master Manufacturing Services Agreement

shall not undertake any Additional Services or incur any cost (chargeable to Client) prior to the separate agreement governing these additional services being signed by both parties.

(k)	Active Materials Where Used Report. On a quarterly basis, Patheon will submit to Client a report that identifies by lot number for each of the Active Materials the quantity of Active Materials used to produce a batch of Product. The batch of Product shall be identified by lot number.

(l)	Shelf Life: Patheon shall ensure that on the Delivery Date the Products shall each respectively have at least such number of months of their registered shelf life remaining (with respect to each Product) as is set out in the table in paragraph 12 of the Product Agreement or, as is agreed in advance by the parties in writing from time to time. In the event that a Product has less than the agreed remaining shelf life and without prejudice to Patheon’s commitment to meet the agreed minimum remaining registered shelf life and without prejudice to Client’s right to reject Products under Article 6, Client agrees that it shall use Commercially Reasonable Endeavours to commercialise such Product For the avoidance of doubt, any such rejection of a batch of Product with short shelf life will only be deemed a rejection of such Product to the extent that Patheon are solely responsible for such delays.

(m)	Patheon Affiliates: Patheon will ensure that its Affiliates act in compliance with the terms and conditions of this Agreement and any applicable Product Agreement, including but not limited to, complying with all Laws.

2.2	Active Material Yield.

(a)	Reporting. Patheon will give Client a quarterly inventory report of the Active Materials held by Patheon using the inventory report form set out in Exhibit B, which will contain the following information for the quarter (provided that the first such inventory report shall relate to the period commencing date of commencement of each relevant Product Agreement and ending on the first quarter day falling at least one (1) month after such commencement date):

Quantity Received: The total quantity of Active Materials that complies with the Specifications and is received at the Manufacturing Site during the applicable period.

Quantity Dispensed: The total quantity of Active Materials dispensed at the Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Materials that complies with the Specifications held at the beginning of the applicable period, less the inventory of Active Materials that complies with the Specifications held at the end of the period. The Quantity Dispensed will only include Active Materials received and dispensed in commercial Manufacturing of Products, including Active Materials lost in the warehouse prior to and during dispensing and will not include any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test batches Manufactured during the applicable period.

Master Manufacturing Services Agreement

Quantity Converted: The total amount of Active Materials contained in the Products Manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.3(a) or Section 6.3(b)), Delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1 or Section 6.2 or when, as a result of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMPs, and Applicable Laws such failure an Active Material cannot be used in the Manufacturing or supply of a Product;

Within 60 days after the end of each Year, Patheon will prepare an annual reconciliation of Active Materials on the reconciliation report form set forth in Exhibit C including the calculation of the “Actual Annual Yield” or “AAY” for the Product at the Manufacturing Site during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:

Quantity Converted during the Year x	100%
Quantity Dispensed during the Year

Unless otherwise agreed between the parties in the relevant Product Agreement, after Patheon has produced a minimum of ten (10) commercial production batches of Conforming Product which have been accepted by Client in accordance with the terms of this Agreement and has produced commercial production batches of Conforming Products for at least six months at the applicable Manufacturing Site (collectively, the “Target Yield Determination Batches”), the parties will agree on the target yield for the Product at the relevant Manufacturing Site (each, a “Target Yield”). The Target Yield will be revised annually to reflect the actual Manufacturing experience as agreed to by the parties. For the avoidance of doubt, any Batches that have unusually low yields due to deviations from the validated process will be excluded from the Target Yield Determination Batches.

(b)	Shortfall Calculation. If the Actual Annual Yield falls more than 5% below the respective Target Yield in a Year, then the shortfall for the Year (the “Shortfall”) will be calculated as follows:

Shortfall = [(Target Yield – 5%) – AAY] * Active Materials Credit Value * Quantity Dispensed

(c)	Surplus Calculation. If the Actual Annual Yield is more than 5% above the respective Target Yield in a Year, then the surplus for that Year (the “Surplus”) will be determined based on the following calculation:

Surplus = [AAY – (Target Yield + 5%)] * Active Materials Credit Value * Quantity Dispensed

(d)	Credits

(i)	Shortfall Credit. If there is a Shortfall for a Product in a Year, then Patheon will credit Client’s account for the amount of the Shortfall not later than 60 days after the end of each Year.

(ii)	Surplus Credit. If there is a Surplus for a Product in a Year, then Patheon will be entitled to apply the amount of the Surplus as a credit against any Shortfall for that Product which may occur in the next Year. If there is no Shortfall in the next Year the Surplus credit will expire.

Master Manufacturing Services Agreement

Each credit under this Section 2.2 will be summarized on the reconciliation report prepared in the form set forth in Exhibit C. Upon expiration or termination of a Product Agreement, any remaining Shortfall credit amount owing under this Section 2.2 will be paid to Client.

(e)	Maximum Credit. Patheon’s liability for Active Materials calculated in accordance with this Section 2.2 for any Product in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D to a Product Agreement.

(f)	Client will perform a physical count of the inventory of Active Materials held at the Manufacturing Site once per Year.

(g)	Patheon will provide Client with a system inventory of Active Materials held at the Manufacturing Site on a monthly basis.

(h)	Material Breach. It will be a material breach of this Agreement by Patheon under Section 8.2(a) if the Actual Annual Yield is less than 75% of the Target Yield and such shortfall is due solely to Patheon’s act or omission.

ARTICLE 3

CLIENT’S OBLIGATIONS

3.1	Payment.

Client will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C in a Product Agreement. These Prices may be subject to adjustment under other parts of this Agreement. Client will also pay Patheon for any Bill Back Items in accordance with Section 2.1(g) and other terms hereunder.

3.2	Active Materials and Qualification of Additional Sources of Supply.

(a)	Client will at its sole cost and expense Deliver the Active Materials to Patheon in accordance with Section 2.1(f). If applicable, Patheon and Client will reasonably cooperate to permit the import of the Active Materials to the Manufacturing Site. Client’s obligation will include obtaining the proper release of the Active Materials from the applicable Customs Agency and Regulatory Authority. Client or Client’s designated broker will be the “Importer of Record” for Active Materials imported to the Manufacturing Site. The Active Materials will be held by Patheon on behalf of Client as set forth in this Agreement. Title to the Active Materials will at all times remain the property of Client, provided that, subject to 2.2, Patheon will be responsible for (including liable for any loss of) Active Materials once received by Patheon in accordance with this Agreement. Any Active Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services. Client will be responsible for paying for all rejected Product to the extent that the rejection arises from defects in the Active Materials which could not be reasonably discoverable by Patheon using the test methods set forth in the Specifications.

Master Manufacturing Services Agreement

(b)	If Client asks Patheon to qualify an additional source for the Active Material or any Component, Patheon may agree to evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the Product. The parties will agree in advance on the scope of work to be performed by Patheon at Client’s cost. For an Active Material, this work at a minimum will include: (i) laboratory testing to confirm the Active Material meets existing specifications; (ii) Manufacture of an experimental batch of Product that will be placed on three months accelerated stability; and (iii) Manufacture of three full-scale validation batches that will be placed on concurrent stability (one batch may be the registration batch if Manufactured at full scale). Section 6.1(d) will apply to all Products Manufactured using the newly approved Active Material or Component because of the limited material characterization that is performed on additional sources of supply.

(c)	Patheon will promptly advise Client if it encounters supply problems, including delays and/or delivery of non-conforming Active Material or Components from a Client designated additional source. Patheon and Client will use Commercially Reasonable Endeavours to reduce or eliminate any supply problems from these additional sources of supply. Client will be obligated to certify all Client designated sources of supply on an annual basis at its expense and will provide Patheon with copies of these annual certifications. If Patheon agrees to certify Client designated additional sources of supply on behalf of Client, it will do so at Client’s expense.

ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS

4.1	First Year Pricing.

The Price for the first Year will be listed in Schedules B and C in a Product Agreement and will be subject to the adjustments set forth in Sections 4.2 and 4.3. The Price may also be increased or decreased by Patheon at any time upon 60 day advance written notice to Client if the parties agree (each acting reasonably) that changes are required to the underlying Manufacturing, packaging or testing assumptions set forth in Schedule B of the Product Agreement in order to comply with Applicable Law, the Quality Agreement, the Specifications or cGMP and in each case to the extent that such changes result in an increase or decrease in the cost of performing the Manufacturing Services.

4.2	Price Adjustments – Subsequent Years’ Pricing.

After the first Year of the Product Agreement, Patheon may adjust the Price effective January 1st of each Year as follows:

(a)

Manufacturing and Stability Testing Costs. Patheon may adjust (without any retrospective effect) the Conversion Fee element of the Price and the annual stability testing costs for inflation, based upon the preliminary number for any increase and decrease in the inflation index (stated in the Product Agreement) in June of the preceding Year compared to the final number for the same month of the Year prior to that (based on the average of the monthly changes over the 12-month period), unless the parties otherwise agree in

Master Manufacturing Services Agreement

writing. Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year no later than October 1 of the preceding Year.

(b)	Component Costs. If Patheon incurs an aggregate increase or decrease in Component costs during the Year, it may increase or decrease the Price for the next Year to pass through the additional aggregate Component costs (or reduction in the same, as the case may be) Patheon will give Client information about the increase in Component costs which will be applied to the calculation of the Price for the next Year no later than October 1 of the preceding Year to reasonably demonstrate that the Price increase is justified.

(c)	Pricing Basis. Client acknowledges that the Price in any Year is quoted based upon the Minimum Order Quantity specified in Schedule B to a Product Agreement. The Price is subject to change if the specified Minimum Order Quantity changes or if the Annual Volume is not ordered in a Year. For greater certainty and without limitation, if Patheon and Client agree that the Minimum Order Quantity will be reduced, then Patheon may increase the Price by an amount sufficient to absorb its documented increased costs. Patheon will give Client a statement setting forth the information to be applied in calculating those cost increases for the next Year.

(d)	Tier Pricing (if applicable). The pricing in Schedule B of a Product Agreement is set forth in Annual Volume tiers based upon Client’s volume forecasts under Section 5.1. Client will be invoiced during the Year for the unit price set forth in the Annual Volume tier based on the 18 month forecast provided in September of the previous Year. Within 30 days after the end of each Year or of the termination of the Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by Client during the Year with the pricing tiers. If Client has overpaid during the Year, Patheon will issue a credit to Client for the amount of the overpayment within 60 days after the end of the Year or will issue payment to Client for the overpayment within 60 days after the termination of the Agreement. If Client has underpaid during the Year, Patheon will issue an invoice to Client under Section 5.5 for the amount of the underpayment within 60 days after the end of the Year or termination of the Agreement. If Client disagrees with the reconciliation, the parties will work in good faith to resolve the disagreement amicably. If the parties are unable to resolve the disagreement within 30 days, the matter will be handled under Section 12.1.

(e)	For all Price adjustments under this Section 4.2, Patheon will Deliver to Client on or about October 1 but no later than December 1 of each Year a revised Schedule B to the Product Agreement to be effective for Product Delivered on or after the first day of the next Year. If in any Year Patheon would have been entitled to increase or decrease the Price based on any of the provisions of this Section 4.2, but Patheon did not exercise its right to do so, then at the expiry of any subsequent Year, Patheon will be entitled to make cumulative prospective adjustments to the Price for the following Year based on changes it would have been entitled to make under Section 4.2 during the preceding Year(s) since Patheon last adjusted the Price. Patheon will not be entitled to retrospectively invoice for prior unexercised Price adjustments and shall apply them in accordance with the time frames set out in Section 4.2 (accordingly a Price increase or decrease shall only be applied up to the June recalculation point in each Year).

Master Manufacturing Services Agreement

4.2.1	Capacity Reservation Fee due to Volume Changes from Yearly Forecast Volumes for Sterile Products.

On the execution of a Product Agreement, Client will give to Patheon a forecast of the volume of Product required for the first two Years of the Product Agreement (the “Yearly Forecast Volume” or “YFV”) that will become part of the Product Agreement. If at the end of each relevant Year the aggregate actual volume of Product ordered by Client and invoiced by Patheon under Section 5.5 (“Actual Yearly Volume” or “AYV”) during the Year is less than the YFV as set out in the Product Agreement, then Client will pay Patheon the Conversion Fee for the Product during the Year in an amount to be determined as follows.

(i) During the first Year of the Product Agreement a tolerance of 30% will be allowed before the calculation is made, so if the AYV for such first Year is lower than 70% of the YFV, then Client will pay Patheon an amount to be calculated as follows:

Amount due to Patheon =

[(YFV - 30%YFV) - AYV]] *90% Conversion Fee for the Product

(ii) During the second Year of the Product Agreement a tolerance of 15% will be allowed before the calculation is made, so if the AYV for such second Year is lower than 85% of the YFV, then Client will pay Patheon an amount to be calculated as follows:

Amount due to Patheon = [(YFV - 15%YFV) - AYV] * 90% Conversion Fee for the Product

(iii) For Years thereafter, on or before June 10 of each Year, the parties will agree on the YFV for the next two Years of the Product Agreement on a rolling forward basis. The forecast of the volume of Product for the second Year may not vary by more than 25% from the original YFV for the second Year. Once agreed, the YFV for the next Year will become binding on the parties and during each Year a tolerance of 10% will be allowed before the calculation is made, so if the AYV in a Year is lower than 90% of the relevant YFV, then Client will pay Patheon an amount to be calculated as follows.

Amount due to Patheon = [(YFV - 10%YFV) - AYV] * 90% Conversion Fee for the Product

4.3	Price Adjustments – Current Year Pricing.

During any Year, the Prices set out in Schedule B of a Product Agreement will be adjusted as follows:

Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to adjust the Price for any affected Product to compensate it for the increased Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by 10% of the cost for that Component upon which the most recent Price or fee quote was based; or (ii) the aggregate cost for all Components required to Manufacture a Product increases by 5% of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.

Master Manufacturing Services Agreement

For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B to the Product Agreement and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers. The revised Price will be effective for any Product Delivered on or after the first day of the month following Client’s receipt of the revised Schedule B to the Product Agreement.

4.4	Adjustments Due to Technical Changes or Regulatory Authority Requirements.

Amendments to the Specifications or the Quality Agreement requested by Client will be implemented only following a technical and cost review that Patheon will perform at Client’s reasonable cost and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment. Amendments to the Specifications, the Quality Agreement, or the Manufacturing Site requested by Patheon will only be implemented following the written approval of Client and in accordance with the terms of this Agreement, the approval not to be unreasonably withheld, conditioned or delayed. If Client accepts a proposed Price change, the proposed change in the Specifications or the Quality Agreement and the associated scope of work will be implemented at Client’s reasonable cost, and the Price change will become effective, only for those orders of Product that are Manufactured under the revised Specifications or Quality Agreement, as applicable. In addition, Client agrees to purchase, at the price paid by Patheon (including all costs incurred by Patheon for the purchase, handling, and transport of the Inventory), all Product specific Inventory held under the “old’ Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.2 will be cancelled where possible, but if the orders may not be cancelled without penalty, they will be assigned to and paid for by Client. Additional payments or price increases may also be required to compensate Patheon for fees and other expenses incurred by Patheon to comply with Regulatory Authority requirements or changes in Applicable Laws which apply to the Manufacturing Services.

The Parties recognize that as a contract Manufacturer, some of the changes required by Regulatory Authorities or other authorities will benefit Patheon and all clients. These costs will be borne by Patheon and factored into the next year’s cost estimates. Parties agree to work in good faith to identify and notify Client of changes which may result in the current process not being adequate to create commercially viable Product as early as possible and also agree to work in good faith to minimize the risk of obsolete Product.

4.5	Multi-Country Packaging Requirements.

If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional costs for Components (other than Client-Supplied Components) and the change over fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

4.6	Overall Adjustments.

In the event that the overall Price of the Product is increased by more than 10% in any given Year of the relevant Product Agreement (against the Price of the previous Year), the Parties shall meet and discuss in good faith any ways in which such an increase might be mitigated.

Master Manufacturing Services Agreement

ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT

5.1	Orders and Forecasts.

(a)	Long Term Forecast. On execution of this Agreement and subsequently when each Product Agreement is executed, Client will give Patheon a non-binding three year forecast of Client’s volume requirements for the Product for each Year during the Term of the Product Agreement (the “Long Term Forecast”). The Long Term Forecast will thereafter be updated every six months (as of June 1 and December 1) during the Initial Product Term. Subject to Patheon’s obligations with respect to Firm Orders, if Patheon is unable to accommodate any portion of the Long Term Forecast, it will notify Client and the parties will agree on any revisions to the forecast. For the avoidance of doubt, the Long Term Forecasts are provided for planning purposes only and do not create any binding obligation on Client to purchase or Patheon to supply Product.

(b)	Rolling 18 Month Forecast. On execution of this Agreement and subsequently when each Product Agreement is executed, Client will give Patheon a non-binding 18 month forecast of the volume of Product that Client expects to order in the first 18 months of commercial Manufacture of the Product at the relevant Manufacturing Site. This forecast will then be updated by Client on or before the tenth day of each month on a rolling forward basis. Client will update the forecast forthwith if it determines that the volumes estimated in the most recent forecast have changed by more than 20%. The most recent 18 month forecast will prevail. These forecasts should be consistent with the Long Term Forecast to the extent possible and provided that the Long Term Forecast is updated in accordance with ARTICLE 5(a).

(c)	Firm Orders. In accordance with ARTICLE 5(b) on a rolling basis during the term of the Product Agreement, Client will issue an updated 18 month forecast on or before the tenth day of each month. This forecast will start on the first day of the next month. Unless otherwise agreed in the Product Agreement, the first three months of this updated forecast will be considered binding. Concurrent with the 18 month forecast, Client will issue a new firm written order in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to Manufacture and Deliver the amount of Product specified in the Firm Order, which amount shall be equal to the amount of Product specified in the binding portion of the monthly forecast which was not previously the subject of a Firm Order hereunder. The Delivery Date will not be less than 90 days from the first day of the month following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify Client’s purchase order number, quantities by Product type, monthly Delivery schedule, and any other elements necessary to ensure the timely Manufacture and shipment of the Products. The quantities of Products ordered in those written orders will be firm and binding on Client and Patheon and may not be reduced by Client or Patheon unless mutually agreed upon in writing. Expedited Firm Orders will be subject to additional fees to be agreed between the parties from time to time.

(d)

Acceptance of Firm Order. Patheon will accept Firm Orders by sending an acknowledgement to Client within ten Business Days of its receipt of the Firm Order. The acknowledgement will include, subject to confirmation from Client, the Delivery Date for the Product ordered or Delivery month for any Firm Orders that do not relate to the first

Master Manufacturing Services Agreement

three months of the 18-month forecast. The Delivery Date may be amended by agreement of the parties or as set forth in Section 2.1(e) or in Section 2.1(f). If Patheon fails to acknowledge receipt of a Firm Order within the ten Business Day period, the Firm Order will be deemed to have been accepted by Patheon.

(e)	Cancellation of a Firm Order. If Client cancels a Firm Order, Client will pay Patheon 100% of the Price of the Firm Order but excluding the costs of Materials.

(f)	Zero Volume Forecast. If Client forecasts zero volume for six successive months period during the term of a Product Agreement (the “Zero Forecast Period”), then Patheon will have the option, at its sole discretion, to provide a 30 day notice to Client of Patheon’s intention to terminate the Product Agreement on a stated day within the Zero Forecast Period. Client thereafter will have 30 days to either (i) withdraw the zero forecast and resubmit a reasonable volume forecast, or (ii) negotiate other terms and conditions on which the Product Agreement will remain in effect. Otherwise, Patheon will have the right to terminate the Product Agreement at the end of the 30 day notice period.

(g)	Controlled Substance Quota Requirements (if applicable). Client will give Patheon the information set forth below for obtaining any required DEA or equivalent agency quotas needed to perform the Manufacturing Services. Patheon will be responsible for routine management of (“DEA”) (or any successor thereof) quota information in accordance with DEA regulations. Patheon and Client will cooperate to communicate the information and to assist each other in DEA information requirements related to the Product as follows: (i) as of April 1 of each Year for the applicable Product, Client will provide to Patheon the next Year’s annual quota requirements for the Product; (ii) as of August 1 of each Year, Client will provide to Patheon any changes to the next Year’s quota requirements; (iii) Client will pro-actively communicate any changes to the quota requirements for the then-current Year in sufficient time to allow Patheon to file and finalize DEA filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Client in order to request additional quota, Patheon will submit to the DEA, on a timely basis, all filings necessary to obtain DEA or equivalent agency quotas for Active Materials and will use Commercially Reasonable Endeavours to secure sufficient quota from the DEA so as to achieve Delivery Dates for Product as set forth in applicable purchase orders and forecasts submitted to Patheon by Client or its designee; and (v) Patheon will not be responsible for DEA’s refusal or failure to grant sufficient quota for reasons beyond the reasonable control of Patheon.

5.2	Reliance by Patheon.

(a)    Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a), and (b) in ordering the Components (other than Client-Supplied Components) required to meet the Firm Orders. In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Client. Accordingly, Client authorizes Patheon to purchase Components to satisfy the Manufacturing Services requirements for Products for the first six months contemplated in the most recent forecast given by Client under Section 5.1(a). Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties. Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Firm Order when accepted by Patheon.

Master Manufacturing Services Agreement

(b)    Client will reimburse Patheon for the cost of Components (other than Client-Supplied Components) ordered by Patheon under Firm Orders or under Section 5.2(a) that are not included in finished Products Manufactured for Client within six months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired or are rendered obsolete due to changes in artwork or applicable regulations during the period, in each case other than (i) in any case where such Components were not included in finished Product due to Patheon’s failure to comply with this Agreement or when, as a result of such failure, a Component cannot be used in the Manufacturing or supply of a Product or (ii) to the extent that Patheon was legally entitled to cancel the order for such Components without any penalty but failed to do so (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s cost to purchase (plus a 10% handling fee) and destroy the Obsolete Stock. If any non-expired Components are used in Products subsequently Manufactured for Client or in third party products Manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.

(c)    If Client fails to take possession or arrange for the destruction of non-expired Components within 12 months of purchase pursuant to Section 5.2(b) or, in the case of the Delivery of finished Conforming Product not accepted by Client within one month of Manufacture, Client will pay Patheon EURO 75 per pallet, per month thereafter for storing the Components or finished Product. Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at EURO 200 per pallet per month. Storage fees are subject to a one pallet minimum charge per month. Patheon may ship finished Product held by it longer than one month to Client at Client’s expense on 14 days’ written notice to Client.

5.3	Minimum Orders.

Client may order Manufacturing Services for batches of Products only in multiples of the Minimum Order Quantities as set out in Schedule B to a Product Agreement.

5.4	Delivery and Shipping.

Delivery of Products will be made EXW (Incoterms 2010) to Patheon’s shipping point unless otherwise agreed in a Product Agreement. Subject to Section 8.3(a)(vi), risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. Patheon will, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products will be transported in accordance with the Specifications.

5.5	Invoices and Payment.

Invoices will be sent by email to the email address given by Client to Patheon in writing. Invoices will be issued when the Product is released by Patheon. Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the invoice covering the shipment. Patheon will also give Client an invoice covering any Inventory or Components which are to be purchased by Client under Section 5.2 of this Agreement. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services, any other amounts reimbursable to Patheon pursuant to this Agreement, purchase order number, Product numbers, names and quantities, unit price denominated in the invoice currency, freight charges, the amount of VAT (or other sales tax) if applicable due in respect of the Product Delivered and the total amount to be paid by Client. Client will pay all invoices within 30 days of the date thereof. If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will

Master Manufacturing Services Agreement

use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at 1.5% per month which is equal to an annual rate of 18%. All amounts paid by one Party to the other Party in connection with this MSA shall be made in United States Dollars (US$).

5.6	Currency Conversion.

In the event that:

(A)    Client is required to pay the Price in a currency other than the Euro; or

(B)    either party is required to pay any sum (other than the Price) to reimburse the other party for any fees, costs or expenses incurred by that other party in a currency other than the Euro,

the amount to be paid by Client or in the case of (B) above the first party by way of reimbursement shall be calculated by converting the price payable, sum, costs or expenses (as applicable) actually incurred into United States Dollars (US$) at the applicable spot rate of exchange published by the European Central Bank (ECB) on the Business Day immediately preceding the date of the invoice.

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1	Product Claims.

(a)    Product Claims. Client has the right to reject all or any portion of any shipment of Product that contains Defective Product and in respect of rejection of a portion of any shipment such rejection will not invalidate any remainder of the shipment. Client or Client’s contract packager will inspect the Product Manufactured by Patheon immediately upon receipt and will give Patheon written notice (a “Deficiency Notice”) of all claims for Product that is Defective Product, within 30 days after Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within 30 days after discovery by Client, but not after the expiration date of the Product). If Client fails to give Patheon the Deficiency Notice within the applicable 30 day period, then the Delivery will be deemed to have been accepted by Client at 11:59 p.m. (EST) on the 30th day after Delivery or discovery, as applicable. Patheon will have no liability for any deficiency for which it has not received notice within the applicable 30 day period.

(b)    Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have ten days to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice. If Client and Patheon fail to agree within ten days after Patheon’s notice to Client as to whether any Product identified in the Deficiency Notice was not Manufactured in accordance with the Specifications, the Quality Agreement, cGMPs, or Applicable Laws the parties will proceed as follows: (i) if the issue is believed to be caused by a raw material deficiency, laboratory error or a suspect analytical method, representatives from both parties will jointly test the Product and/or materials side by side in the same laboratory to determine if a raw material or testing deficiency is the root cause and whether the Product and/or materials is acceptable; or (ii) if the issue is believed to be process related (including human error, equipment or facility malfunction), representatives from both parties will jointly evaluate the Patheon deviation report to determine if any other investigation could identify the root cause and proceed as determined. If, after the joint testing or investigation has been performed, the parties still cannot agree on the root cause, executives from both parties will meet and use good faith efforts to resolve the deficiency and liability issues. If the parties’ executives are unable to resolve the dispute within 30 days, the dispute will be handled as a Technical Dispute under Section 12.2.

Master Manufacturing Services Agreement

(c)    Shortages and Price Disputes. Claims for shortages in the amount of Product shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties. Any claim for a shortage or a Price dispute will be deemed waived if it has not been presented within 30 days of the date of invoice.

(d)    Product Rejection for Finished Product Specification Failure. Internal process instructions will be defined and agreed upon in writing by the parties after validation of the Product. If after a full investigation as set forth in Section 6.1(b), it is determined that Patheon Manufactured Product in accordance with the Specifications, cGMPs, the Quality Agreement, Applicable Laws and the batch production record, and a batch or portion of batch of Product does not meet a finished Product Specification due to an error in such agreed upon process instructions, or due to a reason listed in Section 6.3(c) (i) to (vii), but not for the avoidance of doubt due to a Force Majeure Event, then Client will pay Patheon the applicable proportionate Price per unit for the non-conforming Product. The API in the non-conforming Product will be included in the “Quantity Converted” for purposes of calculating the “Actual Annual Yield” under Section 2.2(a)

6.2	Product Recalls and Returns.

(a)    Records and Notice. Patheon and Client will each maintain records necessary to permit a Recall of any Product Delivered to Client or customers of Client. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. “Recall” will mean any action (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market or where the Client deems it necessary under Applicable Law or customary industry practice to initiate a recall or withdrawal with respect to any Product); or (ii) by any Regulatory Authorities to detain or destroy any of the Product or require its recall or withdrawal from the relevant market. Recall will also include any action by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.

(b)    Recalls. If (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, Patheon will cooperate as reasonably required by Client, having regard to all Applicable Laws and regulations.

(c)    Product Returns. Client will have the responsibility for handling customer returns of the Product. Patheon will give Client any assistance that Client may reasonably require to handle the returns.

6.3	Patheon’s Responsibility for Defective and Recalled Products.

(a)    Defective Product. If Client rejects Product under Section 6.1 and the rejection is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs, the Quality Agreement, Applicable Laws, Patheon will credit Client’s

Master Manufacturing Services Agreement

account for Patheon’s invoice price for the Defective Product. If Client previously paid for the Defective Product, Patheon will promptly, at Client’s election, either: (i) refund the invoice price for the Defective Product; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Defective Product with Conforming Product, (if Patheon is able to Manufacture the replacement Conforming Product at the same Manufacturing Site as that of the rejected Product), without Client being liable for payment therefor under Section 3.1, contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the Manufacture of the replacement Product, to be supplied at Patheon’s cost subject to the limitations under Section 10.2. For greater certainty, Patheon’s responsibility for any loss of Active Materials in Defective Product will be captured and calculated in the Active Materials Yield under Section 2.2.

(b)    Recalled Product. If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, the Quality Agreement, cGMPs, or Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and, provided that the Recall does not arise from any Regulatory Authority directive, order or issuance of a safety warning or alert about a Product, will use its Commercially Reasonable Endeavours to replace the Recalled or returned Products with new Products as soon as reasonably practical, but in any event, no later than six (6) months after notification to the Purchaser of the need for the initiation of a Recall, contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the Manufacture of the replacement Products (at Patheon’s cost subject to the limitations under Section 10.2). For purposes of clarification, Recall costs and expenses shall include, without limitation, notification to customers, Product retrieval, Product destruction, shipping and taxes. For greater certainty, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be captured and calculated in the Active Materials Yield under Section 2.2. If Patheon is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the required Active Materials and Client-Supplied Components), then Client may request Patheon to reimburse Client for the Price that Client paid to Patheon for Manufacturing Services for the affected Products in addition to reimbursement of the documented out-of-pocket expenses of the Recall or return, subject to Section 10.2. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client’s cost and expense.

(c)    Except as set forth in Sections 6.3(a) and (b) above and Sections 6.4 and 6.5 below, Patheon will not be liable to Client nor have any responsibility to Client for any Defects in, or other liabilities associated with, any Product Manufactured by it, (collectively, “Product Claims”). For greater certainty but not limitation, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by faults in the Specifications, the safety, efficacy, or marketability of the Product or any distribution thereof, (ii) results from a Defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications prior to use of the applicable Component in the performance of the Manufacturing Services, (iii) results from a defect in the Active Materials, Client-Supplied Components or Components supplied by a Client designated additional source that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of Client or third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the terms of this Agreement, Specifications, the Quality Agreement, cGMPs, and Applicable Laws and Patheon having used Commercially Reasonable Efforts to establish a reason within the reasonable parameters of the Agreement, or (vii) is directly due to any other breach by Client of its obligations under this Agreement.

Master Manufacturing Services Agreement

(d)    Notwithstanding anything to the contrary in this Agreement, Patheon will only be required to replace or refund any batch or portion of a batch of recalled Product and will only be liable for Active Material contained therein to the extent the Product is unsold, returned, Recalled, destroyed or otherwise disposed of by Client in accordance with the terms of this Agreement. The quantity of API contained in this Product will be included in the Quantity Dispensed but not in the Quantity Converted for purposes of calculating the Shortfall in Section 2.2(b).

6.4	Disposition of Defective or Recalled Products.

Client will not dispose of any damaged, Defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of transportation, storage and disposition for any damaged, Defective, returned or Recalled Products for which it bears responsibility under Section 6.3. In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, Defective, returned, or Recalled Products.

6.5	Healthcare Provider or Patient Questions and Complaints.

Client will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from Client’s customers, healthcare providers or patients will be promptly referred to Client. Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give Client all agreed upon information that will enable Client to respond properly to questions or complaints about the Product as set forth in the Quality Agreement. Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with this Agreement, the Specifications, cGMPs, the Quality Agreement and Applicable Laws all costs incurred under this Section 6.5 will be borne by Client.

6.6	Sole Remedy.

Except for the indemnity set forth in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Client’s sole remedy in contract, tort, equity or otherwise for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws.

ARTICLE 7

CO-OPERATION

7.1	Quarterly Review.

Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet either in person or by teleconference not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

Master Manufacturing Services Agreement

7.2	Governmental Agencies.

Subject to Section 7.8, each party may communicate with any Regulatory Authority or other governmental or regulatory entity including but not limited to governmental agencies responsible for granting Regulatory Approval for the Products, regarding the Products if, in the opinion of that party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation. Unless prohibited from doing so, each party will share with the other copies of communications with the agency as they are relevant to the other party’s activities.

7.3	Records and Accounting by Patheon.

Patheon will keep records of the Manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with Manufacturing regulatory requirements applicable to Patheon and the requirements of the Quality Agreement, as well as to assist with resolving Product complaints and other similar investigations. Unless otherwise agreed to in the Quality Agreement, copies of the records and samples will be retained for one year following the date of Product expiry, or longer if required by law or regulation, following which time Client will be contacted concerning the delivery and destruction of the documents and/or samples of Products. Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period has expired if Client fails to arrange for destruction or return within 30 days of receipt of notice from Patheon. Client is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Client.

7.4	Inspection.

Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.

7.5	Access.

Patheon will give Client reasonable access at agreed times to the areas of the Manufacturing Site in which the Products are Manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, Applicable Laws, the Quality Agreement and this Agreement. But, with the exception of “for-cause” audits, Client will be limited each Year to one cGMP-type audit, lasting no more than two days, and involving no more than two auditors. Client may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of EURO 3,500 for each additional audit day and EURO 750 per audit day for each additional auditor. The right of access set forth in Sections 7.4 and 7.5 will not include a right to access or inspect Patheon’s financial records, except for invoices regarding Component costs. Patheon will support the first Product Approval Inspection (“PAI”) of the FDA or equivalent regulatory inspection for other jurisdictions (where applicable) and provide a copy of the resulting report to Client at no cost. Additional PAI or equivalent support will be subject to additional fees.

7.6	Notification of Regulatory Inspections.

Patheon will notify Client within one Business Day of any inspections by any Regulatory Authority specifically involving the Products. Patheon will also notify Client of receipt of any form 483s or warning letters or any other significant regulatory action which Patheon’s quality assurance group determines could impact the regulatory status of the Products.

Master Manufacturing Services Agreement

7.7	Reports.

Upon request, Patheon will supply on an annual basis a copy of the Annual Product Review Report which includes all Product data in its control, including release test results, complaint test results, and all investigations (in Manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report or equivalent that Client is required to file with the FDA or any equivalent Regulatory Authority. Any additional data or report requested by Client beyond the scope of cGMPs and customary FDA requirements, including Continuous Process Verification data, will be subject to an additional fee to be agreed upon between Patheon and Client.

7.8	Regulatory Filings.

(a) Regulatory Authority.

(i)	Client will have the sole responsibility at Client’s expense for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for marketing, distribution and sale of the Products (“Regulatory Approval”) and, to the extent relevant to providing the Manufacturing Services, will provide copies thereof to Patheon on reasonable request. Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial Manufacture, distribution and sale of all Products as quickly as reasonably possible.

(ii)	Patheon will have the sole responsibility at Patheon’s expense for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products at the Manufacturing Sites and, where reasonably requested, will provide 1 copy thereof to Client. Client will assist Patheon, to the extent consistent with Client’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible.

(b) Verification of Data. Prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data. Patheon requires 21 days to perform this review but the parties may agree to a shorter time for the review as needed. Client, or its representative, will have the opportunity to review the source documents containing the Patheon generated data and verify the accuracy of the Patheon generated data that supports CTD.

(c) Verification of CTD. Prior to filing with any Regulatory Authority any documentation which is or is equivalent to the Quality Module (Drug Product Section for Product listed in Schedule A) of the Common Technical Document (all such documentation herein referred to as “CTD”) related to any Marketing Authorization, such as a US New Drug Application, US Abbreviated New Drug Application, US Biologics Licence Application, or EU Marketing Authorisation Application, Client will give Patheon a copy of the CTD as well as all supporting documents which have been relied upon to prepare the CTD. This disclosure will permit Patheon to verify that the CTD accurately describes the validation or scale-up work that Patheon has performed and the Manufacturing processes that Patheon will perform under this Agreement. Patheon requires 21 days to perform this review but the parties may agree to a shorter time for the review as needed. Client will give Patheon copies of all relevant filings at the time of submission which contain CTD information regarding the Product.

Master Manufacturing Services Agreement

(d) Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by Client under Section 7.8(b) and Section 7.8(c) above is inaccurate or deficient in any material respect (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies. The parties will work together to seek to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.

Client Responsibility. In reviewing the documents referred to in Section 7.8(b) above, Patheon’s role will be limited to verifying the accuracy of the data generated by Patheon and the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority. Client is solely responsible for the preparation and filing of the application for approval by the Regulatory Authority and any relevant costs will be borne by Client.

(e) Inspection by Regulatory Authorities. If Client does not give Patheon the documents requested under subsections (b) and (c) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents.

(f) Pharmacovigilance. Client will be responsible, at its expense, for all pharmacovigilance obligations for the Products pursuant to Applicable Laws. Unless required by Applicable Law, neither party will be obliged to exchange with the other party any information or data which it compiles pursuant to pharmacovigilance obligations or activities. Patheon shall cooperate in providing Client with all reasonable assistance and information required to enable Client to carry out its pharmacovigilance obligations in accordance with Applicable Laws.

(g) No Patheon Responsibility. Other than with respect to information provided by or based upon information provided by Patheon, Patheon will not assume any responsibility for the accuracy or cost of any application for Regulatory Approval.

ARTICLE 8

TERM AND TERMINATION

8.1	Initial Term.

(a) Main Agreement: This Agreement will become effective as of the Effective Date and will continue until December 31, 2020 (the “Initial Term”) and thereafter for successive terms of two Years each, unless terminated earlier (i) by one of the parties in accordance in accordance with Section 8.2; or (ii) by either party giving advance written notice to the other party of its intention to terminate this Agreement at least 18 months prior to the end of the then current Term provided that such notice shall not expire prior to last day of the Initial Term or the Continuation Term, as the case may be. In any event, if there is a Product Agreement in effect (each such period being a “Continuation Term”), the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect as provided in Section 1.2, unless this Agreement is terminated earlier by one of the parties in accordance in accordance with Section 8.2, provided always that, if at any time this Agreement has a shorter remaining Term than any Product Agreement and no Breach Notice or notice of termination has been validly served

Master Manufacturing Services Agreement

in respect of this Agreement, the Term of this Agreement shall be automatically extended so that this Agreement shall continue in force until the termination or expiration of the last of the Product Agreements to be in force, after which it shall terminate automatically.

(b) Product Agreements: Each Product Agreement will have an initial term from the Effective Date of the Product Agreement until December 31 of the Year agreed to by the parties in the Product Agreement and, unless terminated earlier by one of the parties in accordance herewith (each, an “Initial Product Term”), will continue thereafter for successive terms of two Years each (each such period being a “Continuation Product Term”) provided that a Product Agreement may be terminated (i) by either party in accordance with Section 8.2; (ii) by either party giving advance written notice to the other party of its intention to terminate the Product Agreement at least 18 months prior to the end of the then current Term provided that such notice shall not expire prior to last day of the Initial Product Term or the Continuation Product Term, as the case may be or (iii) if a Breach Notice or notice of termination has been validly served in relation to this Agreement, any Product Agreements in force at that time shall automatically terminate, as and when this Agreement terminates.

8.2	Termination for Cause.

(a) Either party at its sole option may terminate this Agreement or a Product Agreement immediately upon written notice, if the other party commits a material breach of any of the terms of this Agreement or the Product Agreement and the other party has failed to remedy the material breach within 60 days following receipt of a written notice (the “Remediation Period”) of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”) and sets out particulars of the breach in reasonable detail and requiring the breach to be remedied. The aggrieved party’s right to terminate this Agreement or a Product Agreement under this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the right to terminate based on the material breach described in the Breach Notice. The termination of a Product Agreement under this Section 8.2(a) will only affect the Product Agreement to which it relates and shall not affect this Agreement or any other Product Agreements where there has been no material breach of the other Product Agreements. The terms of and transactions contemplated by this Agreement and by all then-outstanding Product Agreement(s), will be considered in totality in determining whether a breach of a Product Agreement constitutes a material breach of this Agreement.

(b) Either party at its sole option may immediately terminate this Agreement or a Product Agreement upon written notice, but without prior advance notice, to the other party if: the other party is (i) deemed for the purpose of any Applicable Law, to be insolvent or unable to pay its debts as they fall due (ii) insolvent or bankrupt by a court of competent jurisdiction; (iii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iv) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.

(c) Client may terminate a Product Agreement upon 30 days’ prior written notice:

(i)	if any Authority takes any action, inaction, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product or the Marketing Authorisation for such Product is revoked due to a health, safety or efficacy concern; or

(ii)	any Regulatory Authority intervenes to prevent Manufacture for a significant technical or regulatory reason, but if this occurs, the parties must still fulfill all of their respective obligations under Section 8.3 below and under any Capital Equipment Agreement regarding the Product.

Master Manufacturing Services Agreement

(d) Client may terminate a Product Agreement upon six months’ prior written notice if it intends to no longer order Manufacturing Services for a Product due to the Product’s discontinuance in the market or may terminate immediately in the case of non-approval, such as by a Complete Response Letter, by regulatory authority.

(e) Patheon may terminate this Agreement or a Product Agreement upon twelve months’ prior written notice or other such longer period as may be agreed between the parties, if Client assigns under Section 13.6 any of its rights under this Agreement or a Product Agreement to an assignee that, in the opinion of Patheon acting reasonably, is: (i) not a credit worthy substitute for Client according to evaluation of Dunn and Bradstreet (or equivalent) ratings; or (ii) a Patheon Competitor;

8.3	Obligations on Termination.

(a)	If a Product Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

(i)	Patheon will Manufacture and supply and Client will take Delivery of and pay for all unDelivered Products that are Manufactured and/or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was placed;

(ii)	Client will purchase, at Patheon’s cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory), the Inventory applicable to the Products which was purchased, maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2;

(iii)	Client will satisfy any write-off costs (in accordance with IFRS) that Patheon actually incurs under Patheon’s orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2 and cannot be cancelled;

(iv)	Client acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site;

(v)	after expiry or termination of this Agreement, the parties shall provide each other with reasonable support with respect to any investigation carried out by a Regulatory Authority with respect to the Manufacture of any Product under this Agreement, provided that the reasonable costs of the assisting party in providing such assistance shall be reimbursed by the party requesting such assistance; and

(vi)

Client will make Commercially Reasonable Endeavours, at its own expense, to remove from Patheon site(s), within 30 days, all unused Active Material and Client-Supplied Components, all applicable Inventory and Materials (whether current or obsolete), supplies, unDelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”). Patheon will cooperate in good faith with Client in this regard,

Master Manufacturing Services Agreement

providing sufficient access rights and support as is reasonably required by the Client. If Client fails to remove Client Property within 30 days following the completion, termination, or expiration of the Product Agreement, Client will pay Patheon EURO 150 per pallet, per month, one pallet minimum (except that Client will pay EURO 300 per pallet, per month, one pallet minimum, for any of Client Property that contains controlled substances, requires refrigeration or other special storage requirements) thereafter for storing Client Property and will assume any third party storage charges invoiced to Patheon regarding Client Property. Patheon will invoice Client for the storage charges as set forth in Section 5.5 of this Agreement. If Client fails to remove Client Property within 30 days following the completion, termination, or expiration of the Product Agreement, Client will assume all risk of loss or damage to the stored Client Property and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction.

(b)	Client may,

(i)	at any time during the Term (in respect of the transfer of Manufacturing Services to another Manufacturing Site owned or occupied by Patheon or an Affiliate of Patheon); or

(ii)	in the event of expiration or termination of this Agreement, at any time during the Term following notice of termination or within ninety (90) days of termination or expiration (in respect of the transfer of all Manufacturing Services and associated activities to a third party), in each case except for termination by Patheon pursuant to Section 8.2(a), (b) or (e), or for termination by Client pursuant to Section 8.2(c) or (d) (in relation to the applicable Product), on a Product-by-Product basis, request from Patheon, and, upon terms and conditions agreed with Patheon (with each party acting promptly, reasonably and in good faith), Patheon shall, provide or cause to be provided, technical transfer services to support a smooth and efficient transfer of the Manufacturing Services in respect of any Product or Component thereof from Patheon, its Affiliate(s) and/or subcontractor(s) to Client, or its designee(s) (including an Affiliate of Patheon in respect of a transfer of Manufacturing Site) in accordance with Applicable Laws and any regulatory requirements arising from, or connected to, such technical transfer services. Provided that in agreeing the terms and conditions of the provision of technical transfer services it shall be assumed that:

(iii)	in the event of a technical transfer request (i) following or directly arising from a termination of the Agreement or the relevant Product Agreement pursuant to Section 8.2(a) or 8.2(b) by Client Patheon shall (at its cost) provide support to the technology transfer (which shall, without limitation, include the provision of such suitably qualified personnel, technical support information) relating to the Manufacturing process and development, as is reasonably required to ensure the smooth and efficient transfer of the production of the Manufacturing of the Products within a reasonable period, including the provision of all necessary documentation); and

(iv)	in all other cases the costs of the technical transfer shall be allocated in accordance with the cost allocation principles set out in the Product Agreement.

Master Manufacturing Services Agreement

(c)	Any completion, termination or expiration of this Agreement or a Product Agreement will not affect any outstanding obligations or payments due prior to the completion, termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement. For greater certainty, completion, termination or expiration of this Agreement or of a Product Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 10 and 11 and Sections 5.4, 5.5, 6, 7.3, 8.3, 13.1, 13.2, 13.3, 13.11, 13.16 and 13.19 and the continuation in force of any provisions which are necessary for interpretation purposes, all of which survive any completion, termination or expiration.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2	Client Warranties.

Client covenants, represents, and warrants that:

(a)	Non-Infringement.

(i)	it or its Affiliate owns or licenses the Specifications for each of the Products and that Client may lawfully disclose the Specifications to Patheon;

(ii)	any Client Intellectual Property, used by Patheon in performing the Manufacturing Services according to the Specifications (A) is Client’s or its Affiliate’s, unencumbered property and (B) may be lawfully received, processed and used as directed by Client in accordance with this Agreement and such use does not infringe and will not infringe any Third Party Rights;

(iii)	the performance of the Manufacturing Services by Patheon for any Product under this Agreement or any Product Agreement or the use or other disposition of any Product by Patheon in accordance with this Agreement and any Product Agreement, does not and will not infringe any Third Party Rights;

(iv)	there are no actions or other legal proceedings involving Client that concern the infringement of Third Party Rights related to any of the Specifications, its Products, its formula, or, so far as Client is aware, related to any of the Active Materials and/or any Client Supplied Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications;

(b)	Quality and Compliance.

(i)	the Specifications for all Products conform to all Applicable Laws;

Master Manufacturing Services Agreement

(ii)	the Products, if labelled and Manufactured in accordance with this Agreement; the Quality Agreement; the Specifications; in compliance with applicable cGMPs and Applicable Laws and any specific requirements set out in the Product Agreement(s) (i) may be lawfully sold and distributed in every jurisdiction in which Client markets the Products, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption;

(iii)	on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with the Specifications, cGMPs, the Quality Agreement, the conditions of any Regulatory Approval and Applicable Laws save that, to the extent such compliance relates to the packaging or labelling of the Products, the Applicable Laws shall be as notified in writing by Client prior to execution of the relevant Product Agreement;

(b)	Product Delivered hereunder will be Manufactured and supplied in accordance with the Specifications, cGMPs, the Quality Agreement, the conditions of any Regulatory Approval as provided in writing by Client prior to execution of the relevant Product Agreement and Applicable Laws;

(c)	any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights;

(d)	it will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b) or any equivalent in any other relevant jurisdiction as the same may be required in the relevant Product Agreement; and

(e)	it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act or any other relevant Law as the same may be required in the relevant Product Agreement.

9.4	Permits.

(a)	Subject to Section 9.4(b), Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other Regulatory Approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

(b)	Patheon will obtain and maintain at all relevant times Regulatory Approvals required to enable it to lawfully and properly perform the Manufacturing Services at the Manufacturing Sites under the relevant Product Agreement, including but not limited to any required manufacturing licences in the jurisdiction.

Master Manufacturing Services Agreement

9.5	No Warranty.

NEITHER PARTY (NOR ANY OF ITS RESPECTIVE AFFILIATES) MAKES ANY FURTHER OR ADDITIONAL WARRANTY, REPRESENTATION OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR A PRODUCT AGREEMENT. ANY WARRANTIES, REPRESENTATIONS, CONDITIONS OR OTHER TERMS THAT MAY BE IMPLIED BY STATUTE OR GENERAL LAW ARE, TO THE FULLEST EXTENT PERMITTED BY LAW, EXCLUDED FROM THIS AGREEMENT OR A PRODUCT AGREEMENT, INCLUDING ANY WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY OR CONDITION OF MERCHANTABILITY OR SATISFACTORY QUALITY FOR THE PRODUCTS (OTHER THAN, FOR THE AVOIDANCE OF DOUBT, THOSE EXPRESSLY MADE BY CLIENT IN SECTION 9.2 OF THIS AGREEMENT).

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1 Consequential and Other Damages.

Under no circumstances whatsoever will either party be liable to the other under or in relation to this Agreement or any other document issued or entered into under or in connection with this Agreement, in contract, tort, as a result of negligence, breach of statutory duty or otherwise (including, for the avoidance of doubt, under or in relation to any indemnity given in this Agreement) for (i) any (direct or indirect) loss of profits, of anticipated savings, of business, goodwill or (ii) any reliance damages, to the extent the same relate to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement; or (iii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2	Limitation of Liability.

(a) Defective or Recalled Product. Patheon’s maximum aggregate liability to Client for any obligation to (i) refund, offset or replace any Defective Product under Section 6.3(a) or (ii) replace any recalled Products under Section 6.3(b), will not exceed 100% of the Price for the Defective or recalled Product as applicable. This article 10.2(a) will not be subject to Section 10.2(c).

(b) Active Materials. Except as expressly set forth in Section 2.2, under no circumstances will Patheon be responsible for any loss or damage to the Active Materials. Patheon’s maximum responsibility for loss or damage to the Active Materials will not exceed the Maximum Credit Value set forth in Schedule D of a Product Agreement.

(c) Maximum Patheon Liability. Patheon’s maximum aggregate liability to Client in any Year under this Agreement or any Product Agreement for any reason whatsoever, including, without limitation, any liability arising under Section 6.3(b) relating to the expenses of a Recall or Product return, Sections 2.2 or 10.3 hereof or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement or any Product Agreement will not exceed on a per Product basis (i)

Master Manufacturing Services Agreement

15% of revenues (being payments of the Price) per Year, received by Patheon under the applicable Product Agreement during the Year in which the underlying event occurred that gave rise to the liability (e.g. the date of the incident or Manufacture). The said 15% maximum aggregate liability will increase to 100% in the event of Patheon’s gross negligence or wilful misconduct.

(d) Death, Personal Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement shall act to exclude or limit either party’s or its Affiliate’s liability for (i) personal injury or death caused by the negligence of either party (or their respective Affiliates) (ii) fraud or fraudulent misrepresentation or any (ii) other liability to the extent the same may not be excluded or limited as a matter of Applicable Law.

10.3	Patheon Indemnity.

(a) Patheon agrees to be liable for, defend and indemnify Client and its Affiliates, and each of their respective officers and employees (on an after-tax basis) against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) arising from or in connection with (i) any claim of personal injury or property damage to the extent that the injury or damage is the result of or arises from a failure by Patheon or its Affiliates to perform the Manufacturing Services in accordance with this Agreement, the Specifications, cGMPs, the Quality Agreement and Applicable Laws or (ii) the breach by Patheon (or its Affiliates, if applicable) of any of Sections 9.3 and 9.4, Article ARTICLE 11 or Article 13.2, except, in each case to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wilful misconduct of Client or Client’s Affiliates, or their respective, its officers, employees.

(b) If a claim occurs, Client will: (a) promptly notify Patheon of the claim; (b) use Commercially Reasonable Endeavours to mitigate the effects of the claim; (c) reasonably cooperate with Patheon in the defense of the claim; and (d) permit Patheon to control the defense and settlement of the claim, all at Patheon’s cost and expense.

10.4	Client Indemnity.

(a) Client agrees to be liable for, defend and indemnify Patheon and its Affiliates, and each of their respective officers and employees (on an after-tax basis), against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) arising from or in connection with (i) any claim of personal injury or property damage to the extent that the injury or damage arises from a defect in the Specifications or (ii) the breach by Client (or its Affiliates, if applicable) of any material term of this Agreement (including, without limitation, Section 9.2) except, in each case, to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wilful misconduct of Patheon or Patheon’s Affiliates, or their respective officers and employees.

(b) If a claim occurs, Patheon will: (a) promptly notify Client of the claim; (b) use Commercially Reasonable Endeavours to mitigate the effects of the claim; (c) reasonably cooperate with Client in the defense of the claim; and (d) permit Client to control the defense and settlement of the claim, all at Client’s cost and expense.

10.5	Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Products. Patheon assumes only a proportionate degree of risk arising from the Manufacture, distribution, and use

Master Manufacturing Services Agreement

of the Products because Client has developed and holds the marketing approval for the Products, Client requires Patheon to Manufacture and label the Products strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.

ARTICLE 11

CONFIDENTIALITY

11.1	Confidential Information.

“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients or client confidential information, finances, marketing, development, products and processes and all price quotations, Manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to Manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any party’s Representatives containing the Confidential Information will be considered Confidential Information.

For the purposes of this ARTICLE 11, a party or its Representative receiving Confidential Information under this Agreement is a “Recipient,” and a party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.”

11.2	Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement or, in the case of Client, developing or commercializing the Product. The Recipient will keep the Confidential Information strictly confidential for the Term of this Agreement and for a minimum of 24 months after termination for any cause of this Agreement and/or the relevant Product Agreement. The Recipient will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary Confidential Information of a similar nature.

11.3 Exclusions.

The obligations of confidentiality will not apply to the extent that the information:

(a) is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;

(b) is in the Recipient’s possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient’s breach of any legal obligation;

Master Manufacturing Services Agreement

(c) is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;

(d) is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information as evidenced by Recipient’s written records; or

(e) is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information are not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.

Master Manufacturing Services Agreement

11.4	Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5	Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable Law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out herein. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.

11.6	Marking.

The Disclosing Party will use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within 30 days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form.

11.7	Return of Confidential Information.

Upon the written request of the Disclosing Party following termination, during the Term, of this Agreement, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement.

11.8	Remedies.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Article 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Article 11 and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Article 11 but will be in addition to any and all other remedies available at law or in equity.

ARTICLE 12

DISPUTE RESOLUTION

12.1	Commercial Disputes.

Master Manufacturing Services Agreement

If any dispute arises out of this Agreement or any Product Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice of dispute, a single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.19.

12.2	Technical Dispute Resolution.

If a dispute arises (other than disputes under Section 12.1) between the parties that is exclusively related to technical aspects of the Manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a “Technical Dispute”), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In that regard, senior representatives of each party will, as soon as possible and in any event no later than ten Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Exhibit A. If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

ARTICLE 13

MISCELLANEOUS

13.1	Inventions.

(a) For the Term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid- up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.

(b) All Client Intellectual Property will be the exclusive property of Client.

(c) All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client or, as the case may be, to its Affiliate (if Patheon has entered into a Product Agreement with such Affiliate) a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license (with no right to grant sub licence, unless otherwise agreed in the Product Agreement), to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Client, its Affiliates to manufacture the Product(s).

Master Manufacturing Services Agreement

(d) Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e) Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.

13.2	Intellectual Property.

Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

13.3	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the Term of this Agreement and for a period of three years thereafter. This insurance will have policy limits of not less than (i) EURO 3,500,000 for each occurrence for personal injury or property damage liability; and (ii) EURO 3,500,000 in the aggregate per annum for product and completed operations liability. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of 30 days’ written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.4	Independent Contractors.

The parties are independent contractors and this Agreement and any Product Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.5	No Waiver.

Neither party’s failure to require the other party to comply with any provision of this Agreement or any Product Agreement will be deemed a waiver of the provision or any other provision of this Agreement or any Product Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.

13.6	Assignment and Subcontracting.

(a)

Patheon may not assign this Agreement or any Product Agreement or any of its associated rights or obligations without the prior written consent of Client, this consent not to be unreasonably withheld. But Patheon may arrange for subcontractors to perform specific testing services arising under any Product Agreement without the consent of Client. Further it is specifically agreed that Patheon may subcontract any part of the Manufacturing Services under a Product Agreement to any Affiliates of equivalent

Master Manufacturing Services Agreement

commercial standing provided that, unless agreed by the parties, there is no additional cost to Client, including that for Active Materials. The subcontracting of any of the Manufacturing Services to Patheon Affiliates by Patheon shall not relieve Patheon from any of its liabilities or obligations under this Agreement, any Product Agreement or under the Quality Agreement and Patheon shall remain solely liable to Client for the acts or omissions of its Affiliates as if they were the acts or omissions of Patheon.

(b)	Subject to Section 8.2(e), Client may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement or the Product Agreement, and Client will remain liable hereunder. Any partial assignment will be subject to Patheon’s cost review of the assigned Products and Patheon may terminate this Agreement or any Product Agreement or any assigned part thereof, on 18 months’ prior written notice to Client and the assignee, if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time. In the event of termination by Patheon pursuant to this Section 13.6(b), the parties shall discuss in good faith the supply by Patheon during the said 18-months’ period of additional Product volumes as may be reasonably required during the transition period necessary to transfer the Manufacturing activities of the Product to a new supplier. Client will reimburse Patheon for any costs incurred by Patheon in connection with the partial assignment including any expenses incurred by Patheon for any due diligence audits in connection with the partial assignment.

(c)	Notwithstanding the foregoing provisions of this Section 13.6, either party may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee will remain bound hereunder. For the avoidance of doubt, an assignment under this Section 13.6(c) shall not constitute an assignment under Section 13.6(b).

13.7	Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement or any Product Agreement if the failure is caused by an event beyond that party’s reasonable control, including, but not limited to,

(a)	strikes or other labor disturbances, lockouts (to the extent the same are not as a result of a party limiting funds to the relevant workforce and apply on an country wide basis),

(b)	quarantines, communicable disease outbreaks;

(c)	riots, wars, acts of terrorism,

(d)	fires, floods, storms and a significant interruption of or material delay in access to power due to a country wide incident that is generally affecting the industry in which the party seeking to rely on the provision participates;

(e)	any law or governmental order, rule, regulation or direction, or any action taken by a Regulatory Authority, including but not limited to imposing an embargo, export or import restriction, quota or other restriction or prohibition, in each case, of general application or generally affecting the industries in which the parties participate,

Master Manufacturing Services Agreement

(in each case a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement or any Product Agreement.

13.8	Additional Product.

Additional Products may be added to, or existing Products deleted from, any Product Agreement by amendments to the Product Agreement including Schedules A, B, C, and D as applicable.

13.9	Notices.

Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or electronic mail addresses set forth below:

If to Client:

Melinta Pharmaceuticals, Inc,

300 TriState International – Suite 272

Lincolnshire, IL 60069

U.S.A.

Attention: Paul Estrem

Email address: pestrem@melinta.com

If to Patheon:

Patheon UK Limited

Kingfisher Drive

Covingham

Swindon

SN3 6BZ

United Kingdom

Attention: Legal Director

Email address: EULegalservices@patheon.com

or to any other addresses or electronic mail addresses given to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon actual receipt, whichever is sooner.

Master Manufacturing Services Agreement

13.10	Severability.

If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.11	Entire Agreement, variation and delay

(a)	This Agreement, together with the applicable Product Agreement and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof.

(b)	Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Product Agreement, and the Quality Agreement.

(c)	Unless otherwise provided in this Agreement, no failure or delay by a party in exercising any right or remedy provided by Applicable Law or under this Agreement or any Product Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

(d)	Each party acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

(e)	Except as expressly stated herein, each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

13.12	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.

13.13	No Third Party Benefit or Right.

(a)	Subject to article 13.13(b) nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

Master Manufacturing Services Agreement

(b)	Certain provisions of this Agreement and the Product Agreements shall confer benefits on the Affiliates of Client and the Affiliates of Patheon and, subject to article 13.13(c) are intended to be enforceable by each such Affiliate by virtue of the Contracts (Rights of Third Parties) Act 1999.

(c)	Notwithstanding article 13.13(b) this Agreement and each Product Agreement may be varied in accordance with article 13.11 in any way and at any time without the consent of any Affiliate who is entitled to enforce this Agreement under article 13.13(b).

13.14	Execution in Counterparts.

This Agreement and any Product Agreement may be executed in two or more counterparts, by original, facsimile or “pdf” signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15	Use of Client Name.

Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client, which consent will not be unreasonably withheld. Despite this, Client agrees that Patheon may include Client’s name and logo in customer lists or related marketing and promotional material for the purpose of identifying users of Patheon’s Manufacturing Services.

13.16	Taxes.

(a) Client will bear all taxes, duties, levies and similar charges (and any related interest and penalties) (“Tax” or “Taxes”), however designated, imposed as a result of the provision by the Patheon of Services under this Agreement, except:

(i)	any Tax based on net income or gross income that is imposed on Patheon by its jurisdiction of formation or incorporation (“Resident Jurisdiction”);

(ii)	any Tax based on net income or gross income that is imposed on Patheon by jurisdictions other than its Resident Jurisdiction if this tax is based on a permanent establishment of Patheon; and

(iii)	any Tax that is recoverable by Patheon in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (as more fully defined in subparagraph (d) below), Goods & Services Tax (“GST”) and similar taxes.

(b) If Client is required to bear a tax, duty, levy or similar charge under this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, Client will pay the tax, duty, levy or similar charge and any additional amounts to the appropriate taxing authority as are necessary to ensure that the net amounts received by Patheon hereunder after all such payments or withholdings equal the amounts to which Patheon is otherwise entitled under this Agreement as if the tax, duty, levy or similar charge did not exist.

Master Manufacturing Services Agreement

(c) Patheon will not collect an otherwise applicable tax if Client’s purchase is exempt from Patheon’s collection of the tax and a valid tax exemption certificate is furnished by Client to Patheon.

(d) If Section 13.16(a)(iii) does not apply, any payment due under this Agreement for the provision of Services to Client by Patheon is exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as “VAT”). If any VAT is payable on a Service supplied by Patheon to Client under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) Client. If VAT on the supplies of Patheon is payable by Client under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Client will ensure that Patheon will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Client are issued in such a way that these invoices meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.

(e) Any Tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Client to Patheon whether due pursuant to this Agreement or otherwise.

13.17	Costs

Each party shall bear all costs incurred by it and its Affiliates in connection with the preparation and negotiation of, and the entry into, this Agreement.

13.18	Interest

If any party defaults in the payment when due of any sum payable under this Agreement, the liability of that party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate of two per cent. (2%) above LIBOR per annum. Such interest shall accrue from day to day. The parties acknowledge that the provisions of this clause provide a substantial contractual remedy for the late payment of such sums due under this Agreement.

13.19	Governing Law.

(a)	This Agreement and any Product Agreement, unless otherwise agreed by the parties in the Product Agreement and then only for purposes of that Product Agreement, will be governed by and construed in accordance with the laws of England.

(b)	Each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement, and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Subject to article ARTICLE 12 (Dispute Resolution) each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

(c)	The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

Master Manufacturing Services Agreement

[Signature page to follow]

Master Manufacturing Services Agreement

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PATHEON UK LIMITED

By:	/s/ Andrew Robinson
Name:	Andrew Robinson
Title:	Finance Director
Date:	20 July 2016

MELINTA THERAPEUTICS, INC.

By:	/s/ Eugene Sun, M.D.
Name:	Eugene Sun, M.D.
Title:	Chief Executive Officer
Date:	July 01, 2016